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                                                                     EXHIBIT 8.1



                      [Letterhead of Debevoise & Plimpton]








September 13, 2001


Fisher & Paykel Industries Limited
15 Maurice Paykel Place
East Tamaki
Auckland, New Zealand

                              FORM F-1 TAX OPINION

Ladies and Gentlemen:

        We have acted as special United States counsel to Fisher & Paykel Industries Limited, a company organized under the laws of New Zealand (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act'), by the Company of a Registration Statement on Form F-1 (No. 333-________) (the "Registration Statement") in connection with the proposed offering of American Depositary Shares, each representing four of the Company's ordinary shares. We confirm that the discussion under the heading "Taxation -- United States Federal Income Tax Considerations" contained in the Registration Statement, to the extent such discussion relates to matters of law or legal conclusion, represents the opinion of Debevoise & Plimpton.

        We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading referred to in the preceding paragraph. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act, as amended or the rules and regulations of the Commission thereunder.

                                            Very truly yours,



                                            /s/ Debevoise & Plimpton
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